DEAN HELLER
Secretary of State

RENEE L. PARKER
Chief Deputy
Secretary of State

PAMELA RUCKEL
Deputy Secretary
for Southern Nevada

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

CHARLES E. MOORE
Securities Administrator

SCOTT W. ANDERSON
Deputy Secretary
for Commercial Recordings

ELLICK HSU
Deputy Secretary
for Elections

Certified Copy

June 15, 2005

Job Number: C20050614-2274
Reference Number: 00000244698-83
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20050232009-23	Amendment	2 Pages/1 Copies

Respectfully,

DEAN HELLER
Secretary of State

By

Certification Clerk

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Entity #
C8119-1987
Document Number:
20050232009-23

Date Filed:
6/14/2005 4:50:41 PM
In the office of

Dean Heller
Secretary of State

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form. ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

NexMed, Inc (C8119-1987)

2. The articles have been amended as follows (provide article numbers, if available):

ARTICLE FIFTH: Increase the number of shares of capital stock authorized for issuance by the Company from 90,000,000 to 130,000,000 shares, consisting of 120,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock

ARTICLE NINTH: Delete all of Article Ninth.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: Article 5: 84%; Article 9: 85%.

4. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required):

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.

ATTACHMENT TO
CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
NEXMED, INC.

Article FIFTH of the Amended and Restated Articles of Incorporation of NexMed, Inc. (the "Corporation") is hereby amended to read in its entirety as follows:

> "FIFTH: A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred thirty million (130,000,000), consisting of one hundred twenty million (120,000,000) shares of common stock, par value one-tenth of one cent ($0.001) per share (the "Common Stock") and ten million (10,000,000) shares of preferred stock, par value one-tenth of one cent ($0.001) per share (the "Preferred Stock")."

Article NINTH of the Amended and Restated Articles of Incorporation of the Corporation is hereby deleted in its entirety.